EXHIBIT 99.1

Air Methods Reports Fourth Quarter and 2015 Full Year Results

Revenue Increases 9.3% Year-Over-Year

DENVER, Feb. 25, 2016 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the global leader in air medical transportation, today reported financial results for the quarter and year ended December 31, 2015.

	Q4-2015	Q4-2014	YOY Change (%)	12-Months Ending 12/31/15	12-Months Ending 12/31/14	YOY Change (%)
Revenue	$272.4 million	$249.2 Million	9.3%	$1,085.7 million	$1,004.8 million	8.1%
Diluted EPS from Continuing Operations	$0.57	$0.59	-3.4%	$2.74	$2.56	7.0%

Aaron Todd, CEO of Air Methods, stated, “We are pleased with our fourth quarter results given the severe weather experienced in the quarter and $4.6 million in costs that were higher than normal. Same-base transports declined by 223 in the quarter, while same-base weather cancellations increased by 852. The impact to revenue of the same-base transport decline was approximately $2.8 million. Adjusting for this and the aforementioned costs, we estimate both revenue and earnings growth would have exceeded 10% in the quarter. Demand for both our air medical services and our tourism business remains strong, our pipeline of potential hospital base conversions is full, and we have a solid balance sheet that can be used either for additional acquisitions and/or to repurchase shares as we did in December and January.”

Fourth quarter 2015 results include a $1.8 million loss related to workers compensation claims from accidents in 2015, $1.0 million in acquisition-related costs, $1.0 million in severance, a $0.4 million loss related to the disposition of assets, and $0.4 million in other non-operational costs. This compares to a loss of $0.7 million from similar costs in the prior-year quarter. All losses are pre-tax.

Basic and diluted earnings per share from continuing operations for the twelve months ended December 31, 2015 were decreased by $0.02 for an adjustment to the value of equity put options related to both of our redeemable non-controlling interests in consolidated subsidiaries. While net income on the consolidated statement of comprehensive income was not decreased for the valuation adjustment, earnings per share are required to be calculated after decreasing net income for the change in valuation. For the prior year twelve-month period, basic and diluted earnings per share increased by $0.05 for the same type of adjustment.

Fourth Quarter Performance by Segment

For the fourth quarter, Air Medical Services (AMS) revenue increased by 7.6% to $236.0 million compared to $219.4 million in the prior-year quarter, while its segment net income decreased 2.2% to $49.9 million compared to $51.1 million for the fourth quarter of 2014.  Community-based patient transports were 15,817 during the current-year quarter compared to 14,209 in the prior-year quarter, an 11.3% increase. Patients transported for community bases in operation greater than one year (Same-Base Transports) decreased 1.6%, or 223 transports, while weather cancellations for these same bases increased by 852 transports compared to the prior-year period. Same-base requests for community-based service increased 3.8%. Net revenue per patient transport increased 2.2% from $12,238 to $12,508 in the current-year quarter. AMS maintenance expense was 16.0% higher in the current-year quarter compared to the prior-year quarter, while total flight volume increased 3.2%. AMS fuel expense decreased $0.6 million compared to the prior-year quarter, while fuel expense per flight hour decreased 19.6%.

Tourism revenues increased 9.8% to $28.9 million in the current-year quarter compared to $26.3 million in the prior-year quarter.  Tourism segment net income was $0.3 million compared to a net loss of $0.4 million in the prior-year quarter. Total passengers increased 10.2% to 104,751 during the current-year quarter compared to 95,064 in the prior-year quarter. Tourism maintenance expense increased $1.2 million or 19.9% in the current-year quarter compared to the prior-year quarter, while total flight volume increased 8.0%. Tourism fuel expense per flight hour decreased 23.8%.

United Rotorcraft’s external revenue increased 119.7% to $7.4 million compared to $3.4 million in the prior-year quarter. Its segment external earnings improved from a loss of $2.7 million in the year-ago period to a loss of $0.1 million in the current-year quarter.

Tri-State Care Flight

As previously announced, the company completed the acquisition of Tri-State Care Flight (“Tri-State”) on January 19th. Tri-State generated net revenue of approximately $81.0 million for the fiscal year ended Dec. 31, 2015. The transaction is expected to be immediately accretive to Air Methods’ earnings per share by more than $0.20 in the first year and more than $0.30 in the second year.

Share Repurchase Program

In the fourth quarter 2015 and the first quarter 2016, the company has repurchased 640,010 shares for $25.9 million, leaving $174.1 million remaining on the authorized repurchase program.

1Q16 Update

The Company also provided an update on preliminary January and February 2016 flight volume. Total community-based transports increased 14.6% to 5,216 during January 2016 compared to 4,550 in January 2015.  January 2016 same-base transports were virtually flat on a weather-adjusted basis. Flight volume in February is on pace to increase approximately 27.0%.

Before considering the impact of Tri-State, preliminary net revenue per patient transport in January 2016 decreased 15.0% to $10,841 from $12,754 in January 2015. In the first quarter of 2015, net revenue per patient transport ranged from $10,055 to $12,754 and averaged $11,651.

Fourth Quarter 2015 Conference Call

The Company will discuss these results in a conference call scheduled today at 4:30 p.m. Eastern. Interested parties can access the call by dialing (855) 601-0049 (domestic) or (720) 398-0100 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 40033031, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days. Concurrently, the Company will post a financial supplement that contains final operating statistics on its website, www.airmethods.com.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provide helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. Air Methods’ fleet of owned, leased or maintained aircraft features approximately 500 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are “forward-looking statements”, including statements we make with regard to the demand for the Company’s air medical services and tourism, the Tri-State acquisition being immediately accretive to the Company’s earnings per share, the Company’s January and February 2016 operational and financial results, including those related to (i) total community-based patient transports, (ii) same-base transports, (iii) weather cancellations,  and (iv) net revenue per patient transport, and statements regarding hospital-based conversions, future acquisitions, and share repurchases, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the Company’s completion of its final quarter-end closing and review procedures, the size, structure and growth of the Company's air medical services, United Rotorcraft Division and Tourism Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information and Where to Find It

Air Methods intends to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2016 Annual Meeting (the “2016 Proxy Statement”).  AIR METHODS STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS THAT AIR METHODS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The participants in the solicitation of proxies from Air Methods’ stockholders in connection with the 2016 Annual Meeting may include the directors and director nominees of Air Methods: George W. Belsey, Ralph J. Bernstein, Mark D. Carleton, John J. Connolly, Jeffrey A. Dorsey, Claire M. Gulmi, C. David Kikumoto, Carl H. McNair, Jr., Morad Tahbaz, Aaron D. Todd and Jessica Garfola Wright.  In addition, the following persons may be participating in such solicitation: Michael D. Allen (President, Domestic Air Medical Services), Trent J. Carman (Chief Financial Officer), David M. Doerr (EVP, Business Development) and Crystal L. Gordon (General Counsel, Secretary, and Senior Vice President).

As of the date of this press release, the participants may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) the number of shares of common stock, par value $0.06 per share, of Air Methods following their name: George W. Belsey: 77,092, Ralph J. Bernstein: 2,752,565, Mark D. Carleton: 30,343, John J. Connolly: 22,023, Jeffrey A. Dorsey: 22,023, Claire M. Gulmi: 4,506, C. David Kikumoto: 87,437, Carl H. McNair, Jr.: 181,210, Morad Tahbaz: 56,172, Aaron D. Todd: 94,677, Jessica Garfola Wright: 0, Michael D. Allen: 35,808, Trent J. Carman: 79,360, David M. Doerr: 30,457, and Crystal L. Gordon: 17,434.

Shareholders will be able to obtain, free of charge, copies of the 2016 Proxy Statement and any other documents filed by Air Methods with the SEC in connection with the 2016 Annual Meeting at the SEC’s website (www.sec.gov), at Air Methods’ website (www.airmethods.com) or by writing to Air Methods’ Corporate Secretary at Air Methods, 7211 South Peoria Street, Englewood, Colorado 80112, or by calling Air Methods’ Corporate Secretary at (303) 792-7400.

Please contact Christina Brodsly at (303) 256-4122 to be included on the Company’s e-mail distribution list.

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	December 31, 2015	December 31, 2014

ASSETS

Current assets:
Cash and cash equivalents	$5,808	$13,165
Trade receivables, net	376,300	293,985
Other current assets	91,251	92,691

Total current assets	473,359	399,841

Net property and equipment	799,656	721,981
Other assets, net	284,266	239,483

Total assets	$1,557,281	$1,361,305

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to aircraft pending long-term financing	$2,955	$11,442
Current portion of indebtedness	59,498	69,781
Accounts payable, accrued expenses and other	87,211	77,617

Total current liabilities	149,664	158,840

Long-term indebtedness	639,994	563,373
Other non-current liabilities	185,198	160,202

Total liabilities	974,856	882,415

Redeemable non-controlling interests	8,550	6,981

Total stockholders' equity	573,875	471,909

Total liabilities and stockholders' equity	$1,557,281	$1,361,305

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Amounts in thousands, except share and per share amounts)
(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,

	2015	2014	2015	2014

Revenue:
Patient transport revenue, net	$198,207	174,343	765,125	676,213
Air medical services contract revenue	34,158	41,915	153,901	176,744
Tourism revenue	28,918	26,327	127,795	116,036
Product operations	7,513	3,383	24,479	24,844
Dispatch and billing service revenue	3,647	3,182	14,386	10,936
Total revenue	272,443	249,150	1,085,686	1,004,773

Expenses:
Operating expenses	170,422	151,098	656,085	603,251
General and administrative	37,693	34,743	146,391	137,477
Depreciation and amortization	21,272	20,100	83,354	80,567
	229,387	205,941	885,830	821,295

Operating income	43,056	43,209	199,856	183,478

Interest expense	(6,954)	(5,311)	(21,995)	(21,750)
Other, net	786	522	2,056	1,110

Income from continuing operations before income taxes	36,888	38,420	179,917	162,838

Income tax expense	(14,370)	(14,792)	(70,234)	(63,460)

Income from continuing operations	22,518	23,628	109,683	99,378

Loss on discontinued operations, net of income taxes	(20)	(1,974)	(398)	(3,908)

Net income	22,498	21,654	109,285	95,470

Income (loss) attributable to redeemable non-controlling interests	(44)	179	640	599

Net income attributable to Air Methods Corporation and subsidiaries	$22,542	21,475	108,645	94,871

Income per common share:
Basic
Continuing operations	$0.57	0.60	2.75	2.57
Discontinued operations	-	(0.05)	(0.01)	(0.10)
Diluted
Continuing operations	$0.57	0.59	2.74	2.56
Discontinued operations	-	(0.05)	(0.01)	(0.10)

Weighted average common shares outstanding:
Basic	39,262,268	39,211,958	39,272,585	39,163,080
Diluted	39,418,254	39,367,533	39,420,963	39,348,291

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(unaudited)

	Year Ended
	December 31,

	2015	2014

Cash flows from operating activities:
Net income	$109,285	95,470
Loss from discontinued oeprations, net of income taxes	398	3,908
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	83,354	80,567
Deferred income tax expense	29,266	45,051
Stock-based compensation	7,458	4,134
Tax benefit from exercise of stock options	(312)	(1,951)
Loss on disposition of assets	3,291	455
Unrealized loss on derivative instrument	369	70
Loss from equity method investee	1,082	624
Changes in assets and liabilities, net of effects of acquisitions	(63,101)	(51,027)

Net cash provided by continuing operating activities	171,090	177,301
Net cash used by discontinued operating activities	(92)	(1,672)
Net cash provided by operating activities	170,998	175,629

Cash flows from investing activities:
Acquisition of subsidiaries	-	(3,182)
Acquisition of property and equipment	(148,999)	(119,753)
Acquisition of hospital programs	(64,654)	-
Buy-out of previously leased aircraft	(17,747)	(28,751)
Proceeds from disposition of equipment	9,664	19,001
Decrease (increase) in other assets	(5,471)	1,316

Net cash used by continuing investing activities	(227,207)	(131,369)
Net cash provided (used) by discontinued investing activities	25	97
Net cash used by investing activities	(227,182)	(131,272)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	610	1,422
Tax benefit from exercise of stock options	312	1,951
Payments for purchases of common stock	(13,457)	-
Net borrowings (payments) under line of credit	-	(12,000)
Payments for financing costs	(4,622)	(126)
Proceeds from long-term debt	151,701	89,911
Payment of long-term debt, notes payable, and capital lease obligations	(85,717)	(122,310)
Proceeds from non-controlling interests	-	98

Net cash provided (used) by continuing financing activities	48,827	(41,054)
Net cash provided (used) by discontinued financing activities	-	-
Net cash provided (used) by financing activities	48,827	(41,054)

Increase (decrease) in cash and cash equivalents	(7,357)	3,303

Cash and cash equivalents at beginning of period	13,165	9,862

Cash and cash equivalents at end of period	$5,808	13,165

AIR METHODS CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO EBITDA
(Amounts in thousands)
(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net income attributable to Air Methods Corporation and subsidiaries	$22,542	21,475	108,645	94,871
Loss on discontinued operations, net of income taxes	(20)	(1,974)	(398)	(3,908)
Net income from continuing operations attributable to Air Methods Corporation and subsidiaries	22,562	23,449	109,043	98,779

Interest expense *	6,954	5,272	21,874	21,604
Income tax expense *	14,370	14,792	70,234	63,460
Depreciation and amortization *	21,272	20,013	83,072	80,225
Loss (gain) on disposition of assets, net *	415	(572)	3,292	456

EBITDA from continuing operations	$65,573	62,954	287,515	264,524

* Excludes amounts attributable to redeemable non-controlling interests

CONTACTS: Trent J. Carman, Chief Financial Officer, (303) 792-7591.